UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 24, 2012

HEALTHCARE TRUST OF AMERICA, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona		85254
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-998-3478

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements with Certain Officers.

On December 24, 2012, the Compensation Committee (the "Compensation Committee") of the Board of Directors of Healthcare Trust of America, Inc. (the "Company") approved new employment agreements (the "Employment Agreements") for each of Kellie S. Pruitt, the Chief Financial Officer of the Company, Mark D. Engstrom, the Executive Vice President of Acquisitions of the Company, and Amanda Houghton, the Executive Vice President of Asset Management & Finance of the Company. The following summary of the Employment Agreements is qualified in its entirety by reference to the text of the Employment Agreements, which the Company intends to file with its annual report on Form 10-K for its 2012 fiscal year.

The term of each executive’s Employment Agreement is three years, with the parties having the option to renew the agreement for two additional one-year terms thereafter. Under their respective Employment Agreements, the initial base salaries for Ms. Pruitt, Mr. Engstrom and Ms. Houghton are $350,000, $325,000 and $275,000, respectively. Each executive is also eligible to receive an annual incentive bonus based on the Company’s and the applicable executives’ performance criteria as determined by the Compensation Committee, with the target annual bonus for each executive being 100% of the executive’s base salary. In addition, each Employment Agreement provides for the executive to be granted shares of the Company’s common stock that will vest in one installment on the third anniversary of the grant date, with the award for Ms. Pruitt being 60,000 shares and the awards for each of Mr. Engstrom and Ms. Houghton being 40,000 shares. Each Employment Agreement also provides that the executive is entitled to participate in the benefit plans made available generally to the Company’s other senior executives.

Each of the Employment Agreements provides for the executive to receive severance if his or her employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the Employment Agreements). If such a termination occurs, the executive will be entitled to a cash severance benefit to be paid in a lump sum. In the case of Ms. Pruitt, the severance payment will equal two times the sum of (i) her base salary at the annualized rate in effect on her termination date, and (ii) her target annual bonus for the year in which the termination occurs, and in the case of Mr. Engstrom and Ms. Houghton, the severance payment will equal two times the executive’s base salary at the annualized rate then in effect. In addition, the executive would be entitled to a prorated bonus for the year in which the termination occurs, and each of his or her outstanding equity awards, to the extent then outstanding and unvested, would become fully vested upon the termination date (except that this acceleration provision does not apply to the awards of membership units in our operating partnership granted to the executives in May 2012 and any similar awards that may subsequently be granted to the executive). In addition, in the event of termination of the executive’s employment as described above, the executive would generally be entitled to reimbursement for COBRA premiums for continued health coverage for up to six months following the termination date. In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST OF AMERICA, INC.

December 24, 2012	By:	/s/ Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman